Exhibit 99.1 - Resignation Letter (Jason Griffith)

Larry Schroeder
Chairman/Chief Executive Officer
Strategic Gaming Investments, Inc.
2580 Anthem Village Drive
Henderson, NV 89052

October 13, 2007

Re: Resignation from Strategic Gaming Investments, Inc.

Dear Larry,

I have enjoyed my tenure as Chief Financial Officer of Strategic Gaming Investments, Inc. However, due to an increase in other professional obligations and interests, I am unable to continue to give Strategic Gaming Investments, Inc. the attention it deserves. Please allow this letter to serve as written notification of my resignation as Chief Financial Officer and as a member of the board of directors of Strategic Gaming Investments, Inc., to be effective October 16, 2007.

I have not had any disagreements with management or the Company on any matter relating to the Company's operations, policies or practices. To the contrary, I have tremendous appreciation for you and the opportunity you have provided.

Best regards,

Jason F. Griffith, CPA